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                                                      Registration No. 333-50033
                                                      Rule 424(b)(3)




               SUPPLEMENT TO TAKE-TWO INTERACTIVE SOFTWARE, INC.
                 (THE "COMPANY") PROSPECTUS DATED MAY 26, 1998



         This Supplement dated June 22, 1998 to the Company's Prospectus dated May 26, 1998 is being furnished to holders of warrants (the "Public Warrants") issued in connection with the Company's initial public offering in April 1997. The Company is offering to holders of the Public Warrants the right, at any time until August 25, 1998 (the "Cashless Exercise Period"), to exercise their Public Warrants on a "cashless" basis, whereby warrantholders would receive one share of Common Stock for two Public Warrants surrendered to the Company. During the Cashless Exeercise Period, the holders of Warrants may exercise their Public Warrants on a cashless basis by forwarding to the Company's Warrant Agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, Attention: Exchange Department, their Public Warrant Certificate(s) and cashless election exercise form (which will be sent to each holder together with this Prospectus). No remittance is required to make a cashless exercise. No fractional shares will be issued upon exercise of the Public Warrants.

         Sales of the shares of Common Stock issuable upon the exercise of the Public Warrants could have an adverse effect on the market price of the Company's Common Stock.